Exhibit 10.7

August 14, 2003

Patricia L. Niu

11 Cambridge Tumpike

Lincoln, MA 01773

Dear Patricia:

I am pleased to confirm the following terms of employment for the position of Controller of MEMSIC, Inc. In this position, you will report directly to me, President & CEO, and will be responsible for all financial and administration for MEMSIC, as well as other duties and responsibilities not inconsistent with your position. It is our hope that you will be available to begin employment no later than September 8, 2003.

Your initial base salary will be at an annual rate of $73,000, which will be paid at a bi-weekly rate of $2,807.69.

Subject to the approval of our Board of Directors, you will be granted an option to purchase 50,000 shares of common stock of the Company at an exercise price per share determined by the Board of Directors on the date of the grant. You will earn your interest in your shares over 4 years, at the rate of 25% on the anniversary of employment each year. The terms and conditions of the applicable Company Stock Option Incentive Plan will govern your interest and will be delivered to you upon approval of your interest. Neither the grant of this option nor the 4-year vesting period should be construed as implying any specific length of employment.

You will be entitled to participate In MEMSIC’s fringe benefit plans and programs, including any other Company bonus programs, for which you are eligible, in the same manner and to the same extent as other MEMSIC employees generally participate. Your vacation will be accrued monthly, 0.833 days per month, which is equivalent to two weeks per year. You will also be eligible for 2 floating holidays, 8 scheduled holidays and 3 sick/personal days per calendar year.

For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Would you kindly indicate your acceptance of this offer by signing and returning the enclosed copy of this letter, the Invention and Non-Disclosure Agreement, and the Non-Competition and Non-Solicitation Agreement on or before September 8, 2003.

Patricia, we are delighted that you will be joining the MEMSIC team, and look forward to working with you.

Cordially,

Yang Zhao

President & CEO

MEMSIC, Inc.

Patricia Niu

August 14, 2003

Page [2]

The foregoing correctly sets forth the terms of my employment with MEMSIC, Inc., and I understand that MEMSIC, Inc. is an at-will employer and that this offer does not constitute a contract of employment.

/s/ Patricia Niu	9/14/03
Patricia Niu	Date: